Item 77H - Deutsche Target Date Series
(formerly DWS Target Date Series)
Change of Control of Registrant

Below is the person presumed to control one of
Registrant's series because such person owns more
than 25% of the series based on the records of the
series.
As of November 3, 2014:
Series
Name of Person
Ownership
as % of
Series
Deutsche
LifeCompass
2040 Fund
DEAWM TRUST
COMPANY TTE
OF THE UCB INC.
401K
PFT/SHR/PLN
ATTN SUE
NAPOLITANO
ATTN: ASSET
RECON
SALEM, NH
03079-1143
34.12%

As of November 4, 2013:
No investor beneficially owned 25% or more of a series' shares as of November 4, 2013.